Issuer Free Writing Prospectus dated September 19, 2013

Filed pursuant to Rule 433

Relating to Preliminary Prospectus dated September 17, 2013

Registration Statement No. 333-191069

Textura Corporation

This free writing prospectus relates only to an offering of common stock of Textura Corporation and should be read together with the preliminary prospectus dated September 17, 2013 relating to this offering (the “Preliminary Prospectus”) included in Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-191069). The Preliminary Prospectus can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1565337/000104746913009113/a2216635zs-1a.htm. On September 19, 2013, Textura Corporation filed Amendment No. 2 to the Registration Statement (“Amendment No. 2”), to which this communication is related and which may be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1565337/000104746913009154/a2216712zs-1a.htm.

This free writing prospectus supplements and updates and, to the extent inconsistent, supersedes the information contained in the Preliminary Prospectus to the extent of the following:

The company has entered into agreements with certain of the selling stockholders, and expects to enter agreements with the remaining selling stockholders, pursuant to which it will indemnify the selling stockholders against liabilities under the Securities Act.

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The issuer has filed a registration statement (including the Preliminary Prospectus) with the Securities and Exchange Commission, or the SEC, for the offering to which this communication relates.  Before you invest, you should read the Preliminary Prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. On September 19, 2013, the issuer filed Amendment No. 2, which may be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1565337/000104746913009154/a2216712zs-1a.htm.

You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from: Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York 10010, or by telephone at 1-800-221-1037, or by email at newyork.prospectus@credit-suisse.com, or William Blair & Company, L.L.C., 222 W. Adams St., Chicago, IL 60606, or by email at prospectus@williamblair.com or by telephone at 1-800-621-0687.